Exhibit 99.1
GLG PARTNERS ANNOUNCES AMENDED CREDIT AGREEMENT
•	Amended agreement eliminates all financial covenants

•	Purchase of a portion of senior loans at 60% of par value
New York, May 11, 2009 — GLG Partners, Inc. (“GLG”) (NYSE: GLG), the U.S.-listed asset manager, announced today that it reached an agreement with its senior lenders to amend its credit agreement. The effectiveness of the amendment is conditioned upon GLG completing a capital raise of at least $150 million and GLG making a pro rata offer to purchase loans from its senior lenders which results in no less than $150 million in outstanding principal amount of loans being submitted for purchase. Upon the amendment to the credit agreement becoming effective, GLG’s financial covenants will be eliminated.
“We are in an opportunity rich environment and very pleased with the amended credit agreement. We look forward to capitalizing on the additional financial flexibility we will gain by taking these steps with our lenders,” stated Noam Gottesman, Chairman and Co-CEO of GLG.
In addition to the elimination of the financial covenants, as part of the negotiations with its lenders, certain other terms of the credit agreement will be amended. The interest rate will be reset to LIBOR + 2.50% and GLG has agreed to additional limitations on the use of free cash. GLG has also agreed to restrict the payment of dividends for a period of one year and thereafter unless the remaining principal loan amount with its senior lenders is less than $200 million. The text of the amendment is being filed on Form 8-K with the SEC today.
As of the submission deadline today, approximately $285 million in outstanding principal amount of loans have been submitted for purchase to the Company at a price of $600 per $1,000 of outstanding principal amount.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities or loans, nor shall there be any offer or sale of securities or loans in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About GLG
GLG is a U.S.-listed asset management company offering its base of long-standing prestigious clients a diverse range of alternative and traditional investment products and account management services. GLG’s focus is on preserving client’s capital and achieving consistent, superior absolute returns with low volatility and low correlations to both the equity and fixed income markets. Since its inception in 1995, GLG has built on the roots of its founders in the private wealth management industry to develop into one of the world’s largest and most recognized alternative investment managers with a growing presence in the traditional long-only investment product market. As of March 31, 2009, GLG managed net AUM of over $14 billion.
Forward-looking Statements
This press release contains statements relating to future results that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. Words such as “will” and other statements that are not statements of historical fact are intended to identify forward looking statements. These risks and uncertainties include, but are not limited to: the volatility in the financial markets; GLG’s financial performance; market conditions for GLG managed investment funds; performance of GLG managed investment funds, the related performance fees and the associated impacts on revenues, net income, cash flows and fund inflows/outflows; the cost of retaining GLG’s key investment and other personnel or the loss of such key personnel; risks associated with the expansion of GLG’s business in size and geographically; operational risk, including counterparty risk; litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on GLG’s resources; risks related to the use of leverage, investment in derivatives, availability of credit, interest rates and currency fluctuations; as well as other risks and uncertainties, including those set forth in GLG’s filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and GLG undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Contacts:
Investors/analysts:

GLG:	Jeffrey Rojek
Chief Financial Officer
+1 212 224 7245
jeffrey.rojek@glgpartners.com

Michael Hodes
Director of Public Markets
+1 212 224 7223
michael.hodes@glgpartners.com
Media:

Finsbury:	Rupert Younger / Talia Druker
+44 (0)20 7251 3801
glg@finsbury.com

Andy Merrill / Stephanie Linehan
+ 1 212 303 7600
glg@finsbury.com
SOURCE:     GLG Partners, Inc.

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